Exhibit 10.5

LSCA

Neuralstem, Inc.

LABORATORY SERVICES AND CONFIDENTIALITY AGREEMENT

THIS LABORATORY SERVICES AND CONFIDENTIALITY AGREEMENT is made as of this 11th day of May. 2005 (the "Effective Date") by and between Biopharmaceutical Services, a division of Charles River Laboratories, Inc., a Delaware corporation with a business address at 251 Ballardvale Street, Wilmington, Massachusetts 01887 ("Laboratory") and Neuralstem, Inc., a corporation with a business address at 9700 Great Seneca Highway, Rockville, MD 20850 ("Sponsor").

BACKGROUND

Laboratory is a contract research organization engaged in providing product discovery and development services and scientific and regulatory consulting. The parties desire that Laboratory provide such services (the "Services") under the terms and conditions of this Agreement. The Services shall consist of individual studies or consultations (each, a "Study') defined in a Protocol/Scope of Work (as hereinafter defined) and will be performed under these terms and conditions, in consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.

The Study: Laboratory shall render the Services as set forth in a Protocol and/or Scope of Work, Letter of Payment Authorization, Letter of Commitment or Consulting Services Letter (the Protocol and/or Scope of Work, Letter of Payment Authorization, Letter of Commitment and Consulting Services Letter are collectively referred to here as the "Supporting Documents"). A "Protocol" and/or "Scope of Work" shall mean an attachment to this Agreement describing the nature, design and scope of the Study and the schedule of work to be performed or consulting services to be provided during the course of an individual Study conducted by Laboratory for the Sponsor. A 'Letter of Payment Authorization" shall mean an attachment to this Agreement that describes with respect to a particular Study the price, fees and payment schedule for that Study and any modifications of the terms of this Agreement as applied to a particular Study. A "Letter of Commitment" shall mean an attachment to this Agreement that describes a commitment of space and resources by the Laboratory. A Consulting Services Letter shall mean an attachment to this Agreement that describes Laboratory's consulting services and pricing for such services. In the event of a conflict between the terms contained in the Supporting Documents and this Agreement, the terms of this Agreement shall control, unless specifically agreed upon to the contrary in the Supporting Documents. The Supporting Documents when signed by Laboratory and Sponsor shall he incorporated into and made a part of this Agreement.

2.

Conduct of the Research

2.1.   Laboratory will maintain industry standards of professional conduct in the performance of the Study and in the preparation of all reports. Laboratory will adhere to all government laws and regulations applicable to the conduct of the Study. if applicable, and as set forth in the Protocol and/or Scope of Work, Laboratory will perform the Study in compliance with the current laboratory practices of the appropriate governmental regulatory agency(ies).

2.2.   Laboratory will conduct the Study in accordance with the Protocol and/or Scope of Work, which may be amended from time to time upon the mutual agreement of Laboratory and Sponsor. If the amendment requires additional work on the part of the Laboratory. Laboratory will conduct the additional work required and will be paid an amount mutually agreed to by the parties. Laboratory agrees not to intentionally change or deviate from the Protocol without Sponsor's prior approval. Deviations from the Protocol may be made in an emergency without Sponsor's approval, provided that Laboratory shall use commercially reasonable efforts to obtain Sponsor's verbal approval, which shall be subsequently confirmed by Sponsor in writing.

LSCA

Neuralstem, Inc.

2.3. After the Study has been completed, Laboratory may be requested by Sponsor to provide additional consultation services concerning the Study performed by Laboratory. Upon such a request by Sponsor, Laboratory will provide the requested services and will be paid an amount mutually agreed to by the parties. These consultation services will be subject to the provisions on Confidentiality and Ownership set forth in Paragraphs 8 and 13, respectively.

3.

Study Material: If applicable, Sponsor will provide Laboratory with sufficient amounts of all compounds, materials, or other substances ("Test Material") with which to perform the Study, as well as such data as is necessary to apprise Laboratory of the stability of the Test Material, proper storage and safe handling requirements, including a Material Safety Data Sheet (MSDS) or equivalent documentation. Laboratory will supply a blank MSDS to Sponsor, if necessary.

4.

Personnel:  Laboratory will arrange for qualified personnel necessary and desirable to support Laboratory's obligations under this Agreement To the best of Laboratory's knowledge, Laboratory represents that none of its employees who are to participate in a Study have been debarred and none of such employees are under consideration to be debarred by the Food and Drug Administration from working in or providing services to any pharmaceutical or biotechnology company under the Generic Drug Enforcement Act of 1992, as amended.

5.

Inspections. Upon reasonable advance notice, Laboratory will permit Sponsor and/or its designated representatives, during normal business hours and at mutually agreeable times, to visit the Laboratory facilities where the Study is taking place to monitor Laboratory's performance of the Study.

6.

Records and Reports

6.1.   Laboratory will keep complete and accurate records of the status and progress of the Study as required by the Protocol and/or Scope of Work and/or applicable regulations, in any event, with sufficient detail for use in reports to regulatory agencies.

6.2.   Laboratory will furnish a report or data containing information specified in the Protocol and/or Scope of Work. All reports will be prepared in the standard format of the Laboratory unless otherwise specified in the Protocol and/or Scope of Work.

6.3.   All Study reports and any supporting documentation originating with Laboratory, whether written or physical (e.g., laboratory notebooks, original data, tissues, slides, photographs, etc.) are the Sponsor's property. At Sponsor's cost and expense, if Sponsor requires Sponsor's property to be held by Laboratory, Laboratory shall store Sponsor's property as agreed upon in the Supporting Documents and in accordance with Laboratory's standard archiving terms and conditions attached hereto as Exhibit A. Upon reasonable advance notice, Sponsor's representatives shall have reasonable access to such material, and shall have the right to obtain certified, legible photocopies of the raw data and supporting documentation, at Sponsor's expense.

LSCA

Neuralstem, Inc.

7.    Compensation

7.1.  Sponsor will pay Laboratory as set forth in the Supporting Documents ("Study Price"). All invoices are due and payable upon receipt and Sponsor agrees to pay all invoices submitted. Any necessary and appropriate changes in the costs of a Study as revised by amendment to the Supporting Documents will be requested subject to written approval by authorized representatives of Laboratory and Sponsor. Laboratory will invoice for amendments to Studies upon signature of such amendment by the Sponsor. All amounts not paid when due shall bear interest from the applicable due date until paid, at the lesser of four percent (4%) per annum above the base rate announced from time to time by Fleet Bank or its successor or the highest lawful rate of interest permitted at the time in Massachusetts. In addition, Laboratory may elect to withhold required reports or other deliverables if the Sponsor does not make required payments within thirty (30) days.

7.2     All applicable termination, delay or cancellation fees will be set forth in the Supporting Documents,

8.  Confidentiality. The parties anticipate that they will exchange proprietary and confidential information during the term of this Agreement. The parties will identify, in writing, such information as confidential and/or proprietary. Each party will use its commercially reasonable efforts to maintain such information in confidence and will employ reasonable and appropriate procedures to prevent its unauthorized publication or disclosure unless required to disclose such information. Neither party shall use the other party's proprietary or confidential information for any purpose other than in performance of this Agreement. The obligations of confidentiality set forth in this paragraph will survive termination or expiration of this Agreement for a period of five (5) years.

The confidentiality provisions of this paragraph shall not apply to any part of such information, which:

a)

is known to the receiving party at the time it was obtained from the disclosing party;

b)

is acquired by receiving party from a third party and such third party did not obtain such information directly or indirectly from the disclosing party under obligation not to disclose;

c)

is or becomes published or otherwise in the public domain other than by violation of this Agreement by the receiving party;

d)

is independently developed by the receiving party without reference to or reliance upon the information provided by the disclosing party; or

e)

is required to be disclosed by the receiving party to comply with applicable laws or governmental regulations; provided that the receiving party provides prior written notice of such disclosure to the disclosing party and takes reasonable and lawful actions to avoid and/or minimize the extent of such disclosure.

9. Use of Names: Neither party will use the other party's name or the name of any employee of the other party in any advertising, packaging, promotional material, or any other publicity relating to this Agreement, without the prior written approval of the other party.

LSCA

Neuralstem, Inc.

10.    Warranties

10.1. Sponsor warrants that it owns all rights, title and interest in the Test Materials furnished by Sponsor to Laboratory hereunder and the intellectual property related thereto, and that Laboratory's use of any and all such Test Material in connection with the Study does not infringe any third party rights.

10.2. Laboratory warrants that the services provided to Sponsor under this Agreement shall conform to the Protocol and/or Scope of Work specifications and the current material applicable standards, regulations and procedures of the appropriate regulatory agency(ies).

10.3. THE WARRANTY BY LABORATORY SET FORTH ABOVE IS IN LIEU OF ANY AND ALL OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED OR STATUTORY INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR FOR NON-INFRINGEMENT OF A PATENT, TRADEMARK OR OTHER INTELLECTUAL PROPERTY RIGHT.

11.

Limitation of Liability.

11.1. Laboratory will not be liable for penalties or liquidated damages or for special, indirect, consequential or incidental damages of any type or kind (including, without limitation, lost profits) regardless of whether any such losses or damages are characterized as arising from breach of contract, breach of warranty, tort, strict liability or otherwise, even if Laboratory is advised of the possibility of such losses or damages, or if such losses or damages are foreseeable.

11.2. Laboratory's liability under this Agreement, regardless of the form of action, shall be limited to actual damages and shall not exceed the lesser of (i) the total Study Price paid for services provided under the Letter of Payment Authorization under which such liability arises or (ii) One Hundred Thousand Dollars ($100,000.00).

11.3. In the event that the Laboratory commits a breach of the warranty set forth in Section 10.2 above, Laboratory's sole liability, and Sponsor's sole remedy shall be for Laboratory to rerun the affected work or portion of the research affected by the breach as promptly as possible at Laboratory's cost and expense.

12.

Indemnities

12.1. Subject to the limitation of liability contained in Section 11 above, Laboratory will defend, indemnify, save and hold Sponsor and its parent, subsidiaries and affiliates and their respective directors, officers, employees and agents (together, the "Sponsor Indemnities") harmless from and against any third party claims, demands, suits, actions, causes of action, losses, damages, fines and liabilities, including reasonable attorneys' fees ("Claims") arising out of or in connection with Laboratory's gross negligence or willful misconduct in performance of the Study, and will pay any costs and damages which, by final judgment, after exhaustion of all reasonable appeals, may be assessed against them, provided that Laboratory is given written notice of the Claims within five (5) days of the date of notice to Sponsor and is given information, reasonable assistance, and sole authority to defend and/or settle the claim.

LSCA

Neuralstem, Inc.

12.2. Sponsor will defend, indemnify, save and hold Laboratory and its parent, subsidiaries and affiliates and their respective directors, officers, employees and agents (together, the 'Laboratory Indemnitees") harmless from and against any Claims arising out of or in connection with (a) the manufacture, distribution, use, sales or other disposition by Sponsor, or any distributor, customer, sublicensee or representative of Sponsor, of any of Sponsor's product or process and/or any other substances which are. produced, purified, tested or vialed by Laboratory, or (b) any Claim by a third party of infringement of its patent rights or unauthorized use or misappropriation of its know-how, based upon an assertion or claim arising out of Laboratory's use of the Sponsor's product or process or (c) Sponsor's gross negligence or willful misconduct in connection with this Agreement and will pay any costs and damages which, by final judgment, after exhaustion of all reasonable appeals, may be assessed against them, provided that Sponsor is given written notice of the Claims within five (5) days of the date of notice to Laboratory and is given information, reasonable assistance and sole authority to defend and/or settle the claim.

12.3. In addition, Sponsor agrees to indemnify, release, defend and hold harmless Laboratory Indemnitees against any and all liability, loss, damage, cost or expense (including reasonable attorneys' fees and expenses and costs of investigation) which may be suffered or required to be paid as the result of any damage suffered or alleged to be suffered, including, without limitation, death or personal injury and any direct, consequential, special and punitive damages, as the result of any contact with the Laboratory's animals, tissues or specimens during visits to the Laboratory or after delivery of any samples/specimens to Sponsor.

13.

Ownership: Any inventions and/or techniques for carrying out the services hereunder which relate to the general conduct of Laboratory's business shall remain Laboratory's exclusive property, including but not limited to; present and future documentation, scientific and technical data, test procedures and other information that is owned or licensed by Laboratory and that is not developed hereunder. Laboratory shall have the right to use concurrent control data as part of its general historical database. Any data, discoveries or inventions developed or generated pursuant to this Agreement which directly relate to any information or materials provided by Sponsor hereunder, including without limitation new data, uses, processes or compositions directly relating to the information or materials provided hereunder shall be the exclusive property of Sponsor. Laboratory agrees to assist Sponsor in securing for Sponsor any patents, copyrights or other proprietary rights in such data, discoveries or inventions, and to perform all acts that may be reasonably required to vest in Sponsor all right, title and interest in such data, discoveries or inventions and Laboratory shall be compensated at its standard rates for such assistance. All costs and expenses associated with establishing Sponsor's rights therein shall be Sponsor's responsibility.

14.

Insurance: Laboratory shall carry insurance sufficient to cover its interest or liabilities hereunder including, but not limited to worker's compensation and comprehensive general liability.

15.

Force Majeure: Except with respect to the payment of monies due hereunder, neither party shall be considered in default of the performance of any obligation hereunder to the extent that the performance of such obligation is prevented or delayed by fire, flood, earthquake, explosion, strike, acts of terrorism, war, insurrection, embargo, government requirement, civil or military authority, act of God, or any other event, occurrence or condition which is not caused, in whole or in part, by that party, and which is beyond the reasonable control of that party.

16.

Term and Termination

16.1. This Agreement will commence on the Effective Date and will continue for five (5) years from the Effective Date or until terminated by the parties as set forth below.

LSCA

Neuralstem, Inc.

16.2. Sponsor shall have the right to terminate an on-going Study at any time without cause upon fifteen (15) business days prior written notice to Laboratory. In the event a Study is terminated without cause, Laboratory shall be paid for all services rendered through the effective date of termination, together with any additional expenses incurred in connection with the shutdown of the Study or which were previously committed, together with the applicable termination fee set forth in the Supporting Documents. If no termination fee is set forth in the Supporting Documents, Laboratory shall be paid a reasonable amount as compensation for the allocation of Laboratory's resources.

16.3. Either party may terminate this Agreement upon sixty (60) days notice to the other party, provided that Laboratory completes all Studies in progress, and Sponsor makes all payments due to Laboratory thorough the termination date as set forth in Section 16.2.

16.4. Either party may terminate this agreement at any time upon thirty (30) days prior written notice to the other party, for material breach of this Agreement by the other party where such breach is not remedied to the non-breaching party's reasonable satisfaction within the thirty (30) day notice period.

16.5. Upon termination, neither party will have any further obligations under this Agreement, except that (i) the liabilities accrued through the date of termination and (ii) the obligations which by their terms survive termination, including the applicable confidentiality, record keeping, regulatory compliance, intellectual property and indemnification provisions of this Agreement, shall survive termination.

17.

Employee Solicitation: Laboratory and Sponsor agree that, during the term of a Study and for a period of one hundred eighty (180) days thereafter, Sponsor will not knowingly hire, and will not knowingly engage as an independent contractor, any person who has been directly involved in rendering or receiving services on the Study as an employee of Sponsor, without written consent of Laboratory.

18.

Dispute Resolution: The parties shall attempt, in good faith, to resolve through negotiations any controversy, claim, or dispute arising out of this Agreement. In the event that negotiations are not successful, the controversy, claim, or dispute shall be submitted to third party mediation upon terms reasonably acceptable to the parties. If such claim, controversy or dispute is not resolved through mediation, upon written demand of either party, the claim, controversy or dispute shall be submitted to arbitration before three (3) arbitrators. Such arbitration shall take place in Boston, Massachusetts, and shall proceed in accordance with the Commercial Arbitration Rules of the American Arbitration Association and the laws of the Commonwealth of Massachusetts. Within seven (7) calendar days after either party makes a written demand on the other for arbitration, each party shall select one (1) arbitrator. A third arbitrator shall be chosen by the arbitrators selected by the parties within thirty (30) days of the demand for arbitration, and shall act as chairman. In the event that any arbitrator is not appointed in the prescribed time period, either party may apply to the American Arbitration Association for the appointment of such arbitrator. A record and transcript of the proceedings shall be maintained. Any award shall be made in writing and in reasonable detail, setting forth the findings of fact and conclusion of law supporting the award. The determination of a majority of the panel of arbitrators shall be the decision of the arbitrators, which shall be binding regardless of whether one of the parties fails or refuses to participate in the arbitration. The decision shall be enforceable by a court of law, provided that the decision is supported by substantial fact and is without material error of law. All costs of such arbitration, except expert fees and attorneys' fees, shall be shared equally by the parties.

LSCA

Neuralstem, Inc.

19.

Miscellaneous

19.1 Notices: All notices from one party to the other will be in writing and will be given by addressing the same to the other at the address set forth below, or at such other address as either may specify in writing to the other. Notices shall be sent by overnight courier, certified mail, return receipt requested, or by other means of delivery requiring an acknowledged receipt. All notices shall be effective upon receipt.

Sponsor Address:

Neuralstem, Inc.

9700 Great Seneca Highway Rockville, MD 20850

19.2 Independent Contractor: The business relationship of the Laboratory to the Sponsor is that of an independent contractor and not of a partner, joint venturer, employer, employee or any other kind of relationship. Laboratory will be solely responsible for expenses and liabilities associated with the employment of its employees.

19.3 Assignment: This Agreement, and the rights and obligations hereunder, may not be assigned or transferred by either party without the prior written consent of the other party, except that either party may assign this Agreement to an affiliated company or in connection with the merger, consolidation or sale of substantially all assets related to the Study.

19.4 Entire Agreement: This Agreement, together with the Supporting Documents, constitutes the entire agreement of the parties, superseding any and all previous agreements and understandings, whether oral or written, as to the same subject matter. No modification or waiver of the provisions of this Agreement shall be valid or binding on either party unless in writing and signed by both parties. No waiver of any term, right or condition under this Agreement on any one occasion shall be construed or deemed to be a waiver or continuing waiver of any such term, right or condition on any subsequent occasion or a waiver of any other term, right or condition hereunder.

LSCA

Neuralstem, Inc.

19.5 Severability: In the event that any one or more. of the provisions contained in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect, that invalidity, illegality or unenforceability will not affect any other provisions of this Agreement, and all other provisions will remain in full force and effect. If any provision of this Agreement is held to be excessively broad, it will be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.

 19.6 Applicable Law: This Agreement will in all events and for all purposes be governed by, and construed in accordance with, the laws of The Commonwealth of Massachusetts without regard to any choice of law principle that would dictate the application of the law of another jurisdiction.

IN WITNESS WHEREOF, duly authorized representatives of the parties have signed this Agreement as of the Effective Date.

Charles River Laboratories, Inc.                                                                                      Neuralstem, Inc.

By: /s/ Paula Z. MacDonald                                                                                               By: /s/ I. Richard Garr

     duly authorized                                                                                                                    duly authorized

Print Name:  Paula Z. MacDonald                                                                                    Print Name:  I. Richard Garr

Title: Executive Director, Biopharamceutical Services                                               Title:  Pres & CEO

Date:  05/11/05                                                                                                                    Date: 5-30-05

Exhibit A

Work may be conducted at any of the following Charles River Laboratories locations:

905 Sheehy Drive, Building A Horsham, PA 19044 Tel: (215) 443-8710 Fax: (215) 443-8587	640 N. Elizabeth Street Spencerville, OH 45887 Tel: (419) 647-4196 Fax: (419) 647-6560
100 East Boone Street Redfield, AR 72132 Tel: (501) 397-2540 Fax: (501) 397-2002	15 Woman's Mill Court, Suite I Frederick, MD 21701 Tel: (301) 663-1644 Fax: (301) 663-8994
358 Technology Drive Malvern, PA 19355 Tel: (610) 640-4550 Fax: (610) 889-9029	587 Dunn Circle Sparks, NV 89431 Tel: (775) 331-2201 Fax: (775) 331-2289
236 Blackner Road Southbridge, MA 01550-3114 Tel: (508) 765-9580 Fax: (508) 765-1288	57 Union Street Worcester, MA 01608 Tel: (508) 890-0100 Fax: (508) 753-1834
803 Prospect Avenue Osceola, WI 54020 Tel: (715) 294-4371 Fax: (715) 294-3723	Elphinstone Research Center Tranent, Edinburgh EH33 2NE Scotland UK Tel: 011 +44 1875 614 545 Fax: 011 +44 1875 614 455
87 Senneville Road Senneville Montreal Quebec Canada H9X 3R3 Tel: (514) 630-8200 Fax: (514) 630-8230	Carrentila Ballino Mayo Ireland Tel: 011 +353 967 0355 Fax: 011 +353 962 2517

A COPY OF ALL NOTICES SHALL BE SENT TO:
Charles River Laboratories, Inc. 251 Ballardvale Street Wilmington, MA 01887 Attn: General Counsel Tel: (978) 658-6000 Fax: (978) 988-5665	905 Sheehy Drive, Suilding A Horsham, PA 19044 Tel: (215) 443-8710 Fax: (215) 443-8587

Exhibit B

Archive Terms and Conditions

1.    All reports and samples "Materials" shall remain the property of Sponsor.  Laboratory agrees to maintain industry standards in connection with the storage of the Materials and adhere to all government laws and regulations applicable to the storage of the Materials.

2.    Laboratory shall store the Materials at its current storage rates.  Laboratory may increase the rates on an annual basis upon notice to Sponsor.  If the Materials require additional and/or special storage requirements, additional charges for storage shall be assessed and invoiced to Sponsor.  Invoices shall be issued annually in advance and are due and payable upon receipt and Sponsor agrees to pay all invoices submitted.

3.    Laboratory's liability under this Agreement, regardless of the form of action, shall not exceed the lesser of the fee paid for one year's storage of the Materials or one thousand dollars ($1,000.00).  In no event shall Laboratory be liable for penalties or liquidated damages or for special, indirect, consequential or incidental damages of any type or kind (including, without limitation, lost profits).

4.    Laboratory shall store the Material for a term mutually agrees upon by Laboratory and Sponsor.  Upon the termination of this Agreement, Laboratory shall contact Sponsor to determine disposition of the Materials as follows: (a) extended storage of the Materials; (b) return of the Materials to Sponsor at Sponsor's expense; or (c) disposal of Materials at Sponsor's expense.  If Sponsor requests Laboratory to continue storage of the Materials, and Laboratory agrees, the cost for storage of the Materials shall continue to be invoiced to Sponsor at Laboratory's then current rates.  If Sponsor fails to give said instructions, Laboratory shall so notify Sponsor, and if said instructions are still not forthcoming within thirty (30) days of said notification, then Laboratory shall have the options of continuing storage of the Materials, which will be deemed to have been authorized for an additional period of not less than one (1) year or Laboratory may return the Materials to Sponsor at Sponsor's expense.  Sponsor shall be liable for storage charges until the Materials are returned to Sponsor.  While the Materials are in transit to Sponsor, all risk of loss or exposure to the Materials shall be borne by Sponsor.

5.    Sponsor will defend, indemnify, save and hold Laboratory and its parent, subsidiaries and affiliates and their respective directors, officers, employees and agents harmless from and against any claims arising out of or in connection with (a) the presence of or exposure to the Materials or (b) Sponsor's negligence or willful misconduct in connection with this Agreement and will pay any costs and damages which may be assessed against them.